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                                                               EXHIBIT 10.52

            [LETTERHEAD OF COMPASS PARTNERS, L.L.C. APPEARS HERE]

                               June 12, 1996



Mr. Frederick L. Fine
President and CEO
American Medcare Corporation
Corporate Headquarters
2970 Clairmont Road, Suite 1050
Atlanta, GA  30329

Dear Rick:

This will confirm the understanding between Compass Partners, L.L.C. ("Compass") and American Medcare Corporation, its subsidiaries and affiliates ("American"), as follows:

1. American hereby engages Compass to render advisory services regarding its acquisition program and to obtain debt and/or equity capital necessary to consummate the contemplated transactions.

2. The term of the engagement shall begin on the date of this letter and shall end on September 15, 1996, unless extended in accordance with this Agreement. The engagement shall be on an exclusive basis.

3.   Compass accepts the engagement, and agrees to:

     a. Provide general advisory services with respect to the identification and selection of acquisition targets, including target profiling and screening, financial analysis of acquisition candidates, transaction feasibility analysis, and pricing of prospective transactions.
     b.   Advise management on transaction structure alternatives.
     c.   Assist in the planning and implementation of negotiating strategies.
     d. Meet with targets, their accountants and counsel in connection with American's efforts to obtain controlling interests in such targets.
     e.   Assist and oversee transaction closing.
     f.   Advise management on the major terms of required financings.
     g. Preparation of a Descriptive Memorandum of American business inclusive of the proposed acquisition targets.
     h.   Solicit qualified financing sources.
     i. Advise management on financing structure alternatives and assist in negotiations with financing sources.
     j. Assist in the planning and implementation of negotiating strategies with financing sources.
     k.   Assist in preparation and oversight of closing documentation.
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     l.   Assist in the design and implementation of a corporate compensation and stock option plan.

4.     For purposes of this Agreement:

"Transaction" means any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, directly or indirectly, control of or a material interest in a target company or any of the target's businesses or assets is transferred for "Consolidation."

"Consideration" means the aggregate value transferred, paid or received in a Transaction, including, all cash and cash equivalents, the fair market value of all equity securities or interests, net proceeds received from straight and convertible debt obligations issued or issuable by an acquiring party in connection with a Transaction, leased interests and any other assets (including any purchase options), the principal amount of assumed liabilities, including capitalized leases and pension liabilities, and any non-compete or earnout contracts (if not determinable at closing, then according to the terms of the earnout) assumed by the acquiring party in connection with a Transaction.

If the Transaction takes the form of an asset sale, the Consideration shall equal the purchase price paid, plus all liabilities assumed, plus any cash or the fair market value of any other assets retained by the seller, less any non-contingent, undisputed, and fully liquidated liabilities ascribable to the assets transferred retained by the Seller, provided however; that the amount of the offset of retained liability shall not exceed the amount of any credit for cash retained by the Seller. If the Transaction involves the issuance or exchange of publicly-traded securities, the value of the securities will be computed at the average closing price for the 30 days prior to the consummation of the Transaction. If the Consideration consists of securities that have no established public market, the value thereof shall be the fair market value on the date payment is made. If the Consideration to be paid is computed in a foreign currency, the value of such currency shall be converted into U.S. dollars at the prevailing exchange rate on the dates on which such Consideration is paid.

5. The term of Compass's engagement shall extend from the date hereof until September 15, 1996, unless extended in accordance with the terms of this agreement. The provisions of paragraphs 6 and 10 through 13, however, shall survive any termination of this Agreement.

6. American agrees to pay Compass, as compensation for its services hereunder, the following fees:

     Initial Retainer

     A.  On execution of this Agreement, an initial retainer of $15,000.

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     B.   A grant of 350,000 shares, of the company's common stock with, at the request of Compass, S8 registration rights or if S8 registration is not requested other registration rights acceptable to Compass and American. Compass shall have right to assign these shares to its principals or employees.


     Continuing Monthly Retainer: A monthly retainer of $5,000 per month for the two month period commencing July 1, 1996. If American is negotiating in good faith with a funding source(s), the monthly fee will continue until a transaction is consummated or negotiations are terminated. If negotiations are suspended the monthly retainer shall cease until such time as negotiations resume. Monthly retainers will be billed on a monthly basis and shall be payable within 10 days of receipt.

     Transaction Fees: In addition, American agrees to pay Compass the following fees for each Transaction of the type specified which is consummated during the Term or within 12 months after the expiration of the Term with a party identified by Compass during the Term:

     A.  Purchase of Merger:  2.5% of transaction consideration.

     B.  Financing:

          i.    Debt:  2% of the committed proceeds of any new debt financing.

          ii.   Subordinated Debt with equity conversion features or warrants:
                5% of gross proceeds.

          iii. Equity: 10% of gross proceeds (excluding a public offering and the contemplated $1.5 million Norson's investment).


In addition, during the period that this agreement is in effect, on consummation of a Transaction, American shall issue warrants to Compass to purchase common stock equal to 1.75% of the common equity of American (based upon 65 million shares outstanding) at an exercise price equal to the closing price of American's common stock on June 12, 1996. However, if the value of the transaction is less than or greater than $10 million, the percentage of the common equity granted to Compass through its receipt of the warrants will be decreased or increased proportionately as the difference bears to $10 million. The warrants will be exercisable for a period of five years and will contain terms and conditions which are customary for transactions of this kind. At the request of Compass, the underlying shares covered by the warrants will contain S8 registration rights or if S8 registration is not requested other registration rights acceptable to Compass and American. Compass shall have the right to assign these warrants to its principals or employees.

Compensation shall be payable for each Transaction in cash at closing.

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7.   American shall reimburse Compass for out-of-pocket expenses incurred during the Term. Expenses in excess of $1,000 per month will not be incurred without the prior written approval of American. Expenses shall be billed on a monthly basis and shall be payable on receipt.

8. American may terminate, or refuse to enter into, negotiations with any party, whether or not introduced by Compass at any time and for any reason.

9. Compass shall use good faith diligent efforts, consistent with reasonable business judgment and subject to market conditions, to secure funding commitments to complete Transactions.

10. American shall indemnify and hold harmless Compass, its officers, directors, employees, agents, affiliates and persons deemed to be in control of Compass (collectively, the "Indemnified Parties") against any losses, claims, damages or liabilities to which any Indemnified Party may become subject arising out of or in connection with (a) actions taken or omissions to be taken (including any untrue statements made or statements omitted to be made) by American or (b) actions taken or omitted to be taken by Compass in conformity with either (i) instructions of American or (ii) actions taken or omitted to be taken by American; or (c) otherwise arising out of or in connection with Compass's rendering of services hereunder unless it is judicially determined that such losses, claims, damages, or liabilities arose out of the gross negligence or willful misconduct of such Indemnified Party.

11. American shall reimburse Compass for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims, or other proceedings arising in any manner out of or in connection with Compass's rendering of services hereunder.

12. American agrees that the indemnification and reimbursement commitments set forth in Paragraph 10 and 11 shall apply whether or not such Indemnified Party is a party to any such lawsuits, claims or other proceedings and that such Indemnified Party is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate.

13. American and Compass agree that if any indemnification or reimbursement sought pursuant to Paragraph 11 is judicially determined to be unavailable, American shall contribute to the amount paid or payable by the Indemnified Party as a result of the losses, claims, liabilities, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to American on the one hand, and, Compass on the other, in connection with the Transaction contemplated herein, subject to the limitation that in any event aggregate contribution of all Indemnified parties to any losses, claims, liabilities, damages, and expenses with respect to which contribution is available hereunder shall not exceed the amount of fees actually received by Compass hereunder. It is agreed that the

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     relative benefits to Compass on the one hand, and, American on the other hand, with respect to any Transaction or proposed Transaction contemplated herein shall be deemed to be in the same proportion as (i) the total value of the Transaction contemplated herein bears to the fee paid to Compass with respect to such Transaction.

14. This Agreement supersedes all previous agreements between the parties. This Agreement may not be amended or modified except in writing.

15. Any advice to be provided by Compass under this Agreement shall not be disclosed by American to third parties without Compass's prior approval which will not be unreasonably withheld, except as may be required by legal process and excluding legal and accounting advisors employed by American.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement shall be binding on the respective successors and assigns of the parties and of the Indemnified Parties hereunder and their respective successors and assigns. Neither Compass or American may assign any of its obligations hereunder without the prior written consent of the other.

If the foregoing correctly sets forth our understanding, please so indicate in the space provided below, whereupon this letter shall constitute a binding agreement between us.

AGREED AND ACCEPTED:

Compass Partners, L.L.C.                American Medcare Corporation


By:  /s/Richard Perlman                 /s/Frederick L. Fine, President
    ___________________________         ____________________________
     Richard Perlman, President         Frederick L. Fine, President


Date: June 12, 1996                        June 12, 1996
    ___________________________         ____________________________

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